Exhibit 99.1

MEMORANDUM

TO:	All Medical Action Teammates

FROM:	Paul D. Meringolo, Chief Executive Officer

DATE:	June 25, 2014

RE:	Owens & Minor, Inc. Acquires Medical Action Industries Inc.

I am pleased to announce that Medical Action Industries Inc. (“Medical Action”) and Owens & Minor, Inc. (“Owens & Minor”) have signed a definitive agreement under which Owens & Minor will acquire all of the outstanding shares of Medical Action.  The transaction is subject to customary closing conditions, including shareholder approval and regulatory clearances, and is expected to close in the fourth quarter of 2014.

Upon completion of the acquisition, Owens & Minor will significantly advance its strategy of Connecting the World of Medical Products to the Point of Care™ by broadening its service offering to provider and manufacturer customers. Owens & Minor believes the combined platform will offer the following enhancements:

•
Medical Action’s strong tray assembly capabilities complement Owens & Minor’s existing ability to provide unitized delivery services to the provider market. By assembling and delivering procedure-specific products to the point of care, Owens & Minor’s unitized delivery services significantly improve the ability of provider customers to track, control and reduce procedure costs.

•
Owens & Minor’s leadership position in medical supply logistics coupled with Medical Action’s dedicated clinical sales force creates opportunities for enhanced growth in the domestic kit and tray market.

•
Medical Action’s CPT strategy of providing product choice and flexibility for providers is complementary to Owens & Minor’s logistics-focused supply chain services, where product choice is highly valued.

•
The acquisition also enhances Owens & Minor’s partnerships with manufacturers by providing continued market access and more robust opportunities to deliver their products directly to the patient through Owens & Minor’s unitized services.

Owens & Minor’s position as a leading healthcare logistics company will be complemented by our talented teammates who provide quality products and solutions that improve patient outcomes. Our two companies have enjoyed a highly collaborative relationship for over thirty-five years, are built around similar cultures and values and are respected throughout the healthcare community. This transaction represents an excellent outcome for stockholders, employees and customers, who will benefit from the reputation, expertise and knowledge provided by our combined companies.

We recognize that managing through a transformation can often be challenging; as we advance through this process, regular updates will be provided and the implementation of any changes will be thoroughly communicated.

Thank you for your continued commitment, dedication and support!